Exhibit 99.1

CARNIVAL CORPORATION & PLC PROVIDES A BUSINESS UPDATE
AND ADDITIONAL FINANCIAL INFORMATION FOR THE SECOND QUARTER

MIAMI (July 10, 2020) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) provides a business update and additional financial information for the second quarter ended May 31, 2020.

Business Update

In the face of the global impact of COVID-19, the company paused its guest cruise operations in mid-March. The company expects to resume guest operations, with ongoing collaboration from both government and health authorities, in a phased manner. Specific brands and ships are expected to return to service over time to provide guests with unmatched joyful vacations in a manner consistent with the company's highest priorities, which are compliance, environmental protection and the health, safety and well-being of its guests, crew and the communities its ships visit.

AIDA to resume cruise operations

AIDA previously announced it will resume guest cruise operations from ports in Germany beginning August 2020 with three of its ships, making it the first of the company's nine cruise brands to resume guest cruise operations. AIDA will introduce additional safety and protective measures which will include pre-boarding health questionnaires and temperature checks for both guests and crew, physical distancing guidelines, routing systems on arrival, departure and onboard, increased mitigation and sanitation efforts in all cabins and public areas, as well as closely managing capacities at onboard experiences. These enhanced measures have been developed with advice from medical experts and align with the current guidance from the World Health Organization ("WHO") and the German Robert Koch Institute ("RKI"), as well as other governmental and health authorities.

Capacity reduced by ship delivery deferrals and 13 expected ship dispositions

The company expects future capacity to be moderated by the phased re-entry of its ships, the removal of capacity from its fleet and delays in new ship deliveries. As previously announced, the company intends to accelerate the removal of ships in fiscal 2020 which were previously expected to be sold over the ensuing years. The company sold one ship during June 2020 and has agreements for the disposal of five ships and preliminary agreements for an additional three ships, all of which are expected to leave the fleet in the next 90 days. These agreements are in addition to the sale of four ships, which were announced prior to fiscal 2020. In total, the 13 ships expected to leave the fleet represent a nearly nine percent reduction in current capacity. The company currently expects only five of the nine ships originally scheduled for delivery in fiscal 2020 and fiscal 2021 will be delivered prior to the end of fiscal year 2021. In addition, the company expects later deliveries of ships originally scheduled for fiscal 2022 and 2023.

Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “We have been transitioning the fleet into a prolonged pause and right sizing our shoreside operations. We have already reduced operating costs by over $7 billion on an annualized basis and reduced capital expenditures also by more than $5 billion over the next 18 months. We have secured over $10 billion of additional liquidity to sustain another full year with additional flexibility remaining. We have aggressively shed assets while actively deferring new ship deliveries. We are working hard to resume operations while serving the best interests of public health with our way forward informed through consultation with medical experts and scientists from around the world.”

Donald added, "We will emerge a leaner, more efficient company to optimize cash generation, pay down debt and position us to return to investment grade credit over time providing strong returns to our shareholders."

Maximizing Liquidity

Successfully raised over $10 billion through a series of financing transactions

Since the pause in guest operations, the company has taken significant actions to preserve cash and secure additional financing to maximize its liquidity. While maintaining compliance, environmental protection and safety, the company significantly reduced ship operating expenses by transitioning ships into paused status. The company also reduced its administrative expenses, non-newbuild capital expenditures by $1.3 billion for 2020 and expects to reduce its newbuild capital expenditures by over $600 million for 2020, (net of export credit facilities). Additionally, since March, the company has raised over $10 billion through a series of financing transactions, including transactions that have occurred in the last three weeks, as follows:

•Borrowed an aggregate principal amount of $2.8 billion in two tranches under a first priority senior secured term loan facility on June 30, 2020
•Negotiated Debt Holiday amendments, deferring certain principal repayments otherwise due through March 2021. (Certain export credit agencies have offered a 12-month debt amortization and financial covenant holiday (“Debt Holiday”))

In addition, the company has $8.8 billion of committed export credit facilities that are available to fund ship deliveries originally planned through 2023.

Carnival Corporation & plc Chief Financial Officer and Chief Accounting Officer David Bernstein noted, “Quickly recognizing the financial situation, we took swift action to improve our liquidity by reducing expenses and leveraging our strong balance sheet to complete several capital transactions”.

During the pause in guest operations, the monthly average cash burn rate for the second half of 2020 is estimated to be approximately $650 million. This rate includes approximately $250 million of ongoing ship operating and administrative expenses, working capital changes (excluding changes in customer deposits and reserves for credit card processors), interest expense and committed capital expenditures (net of committed export credit facilities) and also excludes scheduled debt maturities. The company continues to explore opportunities to further reduce its monthly cash burn rate.

The pause in guest operations is continuing to have material negative impacts on all aspects of the company's business. The longer the full or partial pause in guest operations continues, the greater the impact on the company’s liquidity and financial position. The company continues to expect a net loss on both a U.S. GAAP and adjusted basis for the second half of 2020.

Update on Bookings

Demand continues for 2021 sailings

The company's brands have announced various incentives and flexibility for certain booking payments on select sailings to support guest confidence in making new bookings. These incentives vary by brand and sailing and include onboard credits and reduced or refundable deposits. In addition, the company is providing flexibility to guests with bookings on sailings cancelled due to the pause by offering guests the flexibility of enhanced future cruise credits ("FCC") or an election for a refund in cash. Enhanced FCCs increase the value of the guest's original booking or provide incremental onboard credits. As of June 21, 2020, approximately half of guests affected have requested cash refunds. Despite substantially reduced marketing and selling spend, the company continues to see demand from new bookings for 2021. For the most recent booking period, the first three weeks in June 2020, almost 60 percent of 2021 bookings were new bookings. The remaining 2021 booking volumes resulted from guests applying their FCCs to specific future cruises.

As of June 21, 2020, cumulative advanced bookings for the full year of 2021 capacity currently available for sale remain within historical ranges at prices that are down in the low to mid-single digits range, on a comparable basis, including the negative yield impact of FCCs and onboard credits applied.

As of May 31, 2020, the current portion of customer deposits was $2.6 billion, the majority of which are FCCs. $121 million of the company's customer deposit balance relates to third quarter sailings and $353 million relates to fourth quarter sailings. The company continues to expect any decline in the customer deposits balance in the second half of 2020, all of which is expected to occur in the third quarter, to be significantly less than the decline in the second quarter of 2020.

Protecting the Health and Safety of Guests and Team Members

Throughout the pause in its guest cruise operations, the company has acted to protect the health and safety of guests and shipboard team members. The company returned over 260,000 guests to their homes, coordinating with a large number of countries around the globe. In addition, the company worked around the clock with various local governmental authorities, utilized its ships and chartered hundreds of planes to repatriate shipboard team members as quickly as possible. The company is extremely pleased with its ability to successfully repatriate approximately 77,000 of its shipboard team members to more than 130 countries around the globe, which is substantially all of its onboard workforce other than the safe manning team members who will remain on the ships, and thanks the numerous governments who worked closely with the company during the repatriation process.

Donald commented, "I could not be more proud of how collectively our team has handled this. We looked after our guests, each other and the over 700 places we go each year. Thanks to our crew for continuing to exceed guest expectations through challenging circumstances and our shoreside operations for working 24/7 to enhance our liquidity and to repatriate our guests and our crew. Also, thanks to our loyal guests, travel partners, shareholders and other stakeholders for their support during this challenging time."

Active consultation with science and medical experts

Throughout the pause in guest cruise operations, the company has been consulting and assembling the best minds in medical science, public health and infectious disease. These individuals include a robust line-up of world renowned medical, epidemiology and public health experts to provide the company with the latest science and medical evidence to inform practical, adaptable and science-based solutions for detection, prevention and mitigation of COVID-19.
In coordination with the World Travel and Tourism Council, the company is hosting an online Global Scientific Summit on COVID-19 on July 28, a forum which is open to the public and free of charge. Speakers and panelists include the company's expert advisors, representing a diverse range of science, research and business backgrounds, including amongst others, members of Scientists to Stop COVID-19, who have volunteered to participate. The company is grateful to bring together a select group of science and medical experts who will bring such relevant insight into COVID-19. To register for the Summit, please go to CovidScienceSummit.com.

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to provide a business update and discuss its 2020 second quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is one of the world’s largest leisure travel companies with a portfolio of nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features – Carnival Cruise Line, Princess Cruises, Holland America Line, P&O Cruises (Australia), Seabourn, Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard.
Additional information can be found on www.carnivalcorp.com, www.carnivalsustainability.com, www.carnival.com, www.princess.com, www.hollandamerica.com, www.pocruises.com.au, www.seabourn.com, www.costacruise.com, www.aida.de, www.pocruises.com and www.cunard.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 305 406 7862	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this document as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.
Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Net revenue yields	•Estimates of ship depreciable lives and residual values
•Booking levels	•Goodwill, ship and trademark fair values
•Pricing and occupancy	•Liquidity
•Interest, tax and fuel expenses	•Adjusted earnings per share
•Currency exchange rates	•Impact of the COVID-19 coronavirus global pandemic on our financial condition and results of operations
•Net cruise costs, excluding fuel per available lower berth day
Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:
•COVID-19 has had, and is expected to continue to have, a significant impact on our financial condition and operations, which impacts our ability to obtain acceptable financing to fund resulting reductions in cash from operations. The current, and uncertain future, impact of the COVID-19 outbreak, including its effect on the ability or desire of people to travel (including on cruises), is expected to continue to impact our results, operations, outlooks, plans, goals, growth, reputation, litigation, cash flows, liquidity, and stock price
•As a result of the COVID-19 outbreak, we have paused our guest cruise operations, and if we are unable to re-commence normal operations in the near-term, we may be out of compliance with a maintenance covenant in certain of our debt facilities as of May 31, 2021
•World events impacting the ability or desire of people to travel may lead to a decline in demand for cruises
•Incidents concerning our ships, guests or the cruise vacation industry as well as adverse weather conditions and other natural disasters may impact the satisfaction of our guests and crew and lead to reputational damage
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection and tax may lead to litigation, enforcement actions, fines, penalties, and reputational damage
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and lead to reputational damage
•Ability to recruit, develop and retain qualified shipboard personnel who live away from home for extended periods of time may adversely impact our business operations, guest services and satisfaction
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs
•Fluctuations in foreign currency exchange rates may adversely impact our financial results
•Overcapacity and competition in the cruise and land-based vacation industry may lead to a decline in our cruise sales, pricing and destination options

•Geographic regions in which we try to expand our business may be slow to develop or ultimately not develop how we expect
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests
The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.
Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2020	2019	2020	2019
Revenues
Passenger ticket	$446	$3,257	$3,680	$6,456
Onboard and other (a)	294	1,580	1,849	3,054
	740	4,838	5,529	9,511
Operating Costs and Expenses
Commissions, transportation and other	297	613	1,064	1,322
Onboard and other	114	485	585	952
Payroll and related	705	566	1,315	1,123
Fuel	201	423	598	804
Food	108	269	385	538
Ship and other impairments	589	—	919	—
Other operating (b)	471	803	1,142	1,562
	2,484	3,159	6,007	6,301
Selling and administrative	492	621	1,170	1,250
Depreciation and amortization	577	542	1,147	1,059
Goodwill impairment (c)	1,364	—	2,096	—
	4,918	4,323	10,420	8,609
Operating Income (Loss)	(4,177)	515	(4,891)	902
Nonoperating Income (Expense)
Interest income	6	5	11	9
Interest expense, net of capitalized interest	(182)	(54)	(237)	(105)
Other income (expense), net	(32)	(7)	(39)	(9)
	(208)	(56)	(265)	(105)
Income (Loss) Before Income Taxes	(4,385)	459	(5,155)	797
Income Tax Benefit (Expense), Net	11	(8)	—	(10)
Net Income (Loss)	$(4,374)	$451	$(5,155)	$787
Earnings Per Share
Basic	$(6.07)	$0.65	$(7.34)	$1.14
Diluted	$(6.07)	$0.65	$(7.34)	$1.13

Dividends Declared Per Share	$—	$0.50	$0.50	$1.00
Weighted-Average Shares Outstanding - Basic	721	691	702	692
Weighted-Average Shares Outstanding - Diluted	721	693	702	694

(a)Includes $24 million and $71 million of tour and other revenues during the three months ended May 31, 2020 and 2019, respectively. Includes $76 million and $99 million of tour and other revenues during the six months ended May 31, 2020 and 2019, respectively.
(b)Includes $28 million and $61 million of tour and other costs and expenses during the three months ended May 31, 2020 and 2019, respectively. Includes $47 million and $90 million of tour and other costs and expenses during the six months ended May 31, 2020 and 2019, respectively.
(c)Includes noncash impairment charges for goodwill of $1.0 billion in our North America and Australia (“NAA”) segment and $345 million in our Europe and Asia ("EA") segment during the three months ended May 31, 2020.

Includes noncash impairment charges for goodwill of $1.3 billion in our NAA segment and $777 million in our EA segment during the six months ended May 31, 2020.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	May 31, 2020	November 30, 2019
ASSETS
Current Assets
Cash and cash equivalents	$6,881	$518
Trade and other receivables, net	604	444
Inventories	362	427
Prepaid expenses and other	374	671
Total current assets	8,222	2,059
Property and Equipment, Net	37,139	38,131
Operating Lease Right-of-Use Assets (a)	1,413	—
Goodwill	790	2,912
Other Intangibles	1,168	1,174
Other Assets	1,086	783
	$49,817	$45,058
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$3,562	$231
Current portion of long-term debt	2,373	1,596
Current portion of operating lease liabilities (a)	153	—
Accounts payable	1,809	756
Accrued liabilities and other	1,343	1,809
Customer deposits	2,618	4,735
Total current liabilities	11,858	9,127
Long-Term Debt	14,870	9,675
Long-Term Operating Lease Liabilities (a)	1,292	—
Other Long-Term Liabilities	956	890

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 731 shares at 2020 and 657 shares at 2019 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2020 and 2019 issued	360	358
Additional paid-in capital	9,683	8,807
Retained earnings	21,155	26,653
Accumulated other comprehensive income (loss)	(1,962)	(2,066)
Treasury stock, 130 shares at 2020 and 2019 of Carnival Corporation and 60 shares at 2020 and 2019 of Carnival plc, at cost	(8,404)	(8,394)
Total shareholders’ equity	20,840	25,365
	$49,817	$45,058

(a)We adopted the provisions of Leases on December 1, 2019.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in millions)

	Six Months Ended May 31,
	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$(5,155)	$787
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	1,147	1,059
Impairments	3,015	2
Share-based compensation	38	27
Gain on ship sales and other, net	56	7
	(900)	1,883
Changes in operating assets and liabilities
Receivables	(202)	(50)
Inventories	58	5
Prepaid expenses and other	171	(302)
Accounts payable	1,052	68
Accrued liabilities and other	3	48
Customer deposits	(1,987)	1,516
Net cash provided by (used in) operating activities	(1,804)	3,169
INVESTING ACTIVITIES
Purchases of property and equipment	(1,668)	(3,021)
Proceeds from sales of ships	236	6
Payments of fuel derivative settlements	—	(6)
Purchase of minority interest	(81)	—
Derivative settlements and other, net	257	103
Net cash provided by (used in) investing activities	(1,256)	(2,918)
FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	3,333	(357)
Principal repayments of long-term debt	(383)	(338)
Proceeds from issuance of long-term debt	6,674	1,722
Dividends paid	(689)	(694)
Purchases of treasury stock	(12)	(316)
Issuance of common stock, net	558	2
Other, net	(56)	(45)
Net cash provided by (used in) financing activities	9,425	(26)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(5)
Net increase (decrease) in cash, cash equivalents and restricted cash	6,366	220
Cash, cash equivalents and restricted cash at beginning of period	530	996
Cash, cash equivalents and restricted cash at end of period	$6,896	$1,215

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended May 31,		Six Months Ended May 31,
(in millions, except per share data)	2020	2019	2020	2019
Net income (loss)
U.S. GAAP net income (loss)	$(4,374)	$451	$(5,155)	$787
(Gains) losses on ship sales and impairments	1,953	(16)	2,882	(14)
Restructuring expenses	39	—	39	—
Other	—	22	3	22
Adjusted net income (loss)	$(2,382)	$457	$(2,231)	$795
Weighted-average shares outstanding	721	693	702	694

Earnings per share
U.S. GAAP diluted earnings per share	$(6.07)	$0.65	$(7.34)	$1.13
(Gains) losses on ship sales and impairments	2.71	(0.02)	4.10	(0.02)
Restructuring expenses	0.05	—	0.06	—
Other	—	0.03	—	0.03
Adjusted earnings per share	$(3.30)	$0.66	$(3.18)	$1.15

Explanations of Non-GAAP Financial Measures

Non-GAAP Financial Measures

We use adjusted net income and adjusted earnings per share as non-GAAP financial measures of our cruise segments’ and the company’s financial performance. These non-GAAP financial measures are provided along with U.S. GAAP net income (loss) and U.S. GAAP diluted earnings per share.

We believe that gains and losses on ship sales, impairment charges, restructuring costs and other gains and losses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for these items to be excluded from our net income (loss) and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

CARNIVAL CORPORATION & PLC
STATISTICAL INFORMATION

	Three Months Ended May 31,		Six Months Ended May 31,
	2020	2019	2020	2019

ALBDs (in thousands) (a)	3,621	21,645	25,598	42,944
Occupancy percentage (b)	96.1%	105.3%	103.1%	105.0%
Passengers carried (in thousands)	426	3,101	3,489	6,038

Fuel consumption in metric tons (in thousands)	482	835	1,314	1,664
Fuel cost per metric ton consumed	$418	$507	$455	$483

Currencies (USD to 1)
AUD	$0.63	$0.70	$0.66	$0.71
CAD	$0.72	$0.75	$0.74	$0.75
EUR	$1.09	$1.12	$1.10	$1.13
GBP	$1.24	$1.30	$1.27	$1.29
RMB	$0.14	$0.15	$0.14	$0.15

We paused our guest operations in mid-March 2020 and have been in a pause for a majority of the second quarter. The pause in guest operations is continuing to have material negative impacts on all aspects of our business, including the above statistical information.

Notes to Statistical Information

(a)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.